CPEX Pharmaceuticals:

The wrong deal at the wrong price benefitting the wrong people

Disclaimer

THESE MATERIALS ARE FOR GENERAL INFORMATIONAL PURPOSES ONLY. THEY DO NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THESE MATERIALS DO NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE MANGROVE PARTNERS FUND, L.P. ("MANGROVE PARTNERS"), WHICH OPINIONS MAY CHANGE AT ANY TIME AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CPEX PHARMACEUTICALS, INC. ("CPEX") AND FOOTSTAR, INC. (COLLECTIVELY, THE "ISSUERS"). CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") BY THE ISSUERS OR OTHER COMPANIES MANGROVE PARTNERS CONSIDERS COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS.

QUOTATION OF ANALYSTS HEREIN DOES NOT NECESSARILY INDICATE THAT SUCH ANALYSTS SUPPORT THE VIEWS EXPRESSED HEREIN. MANGROVE PARTNERS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO THE USE OF PREVIOUSLY PUBLISHED INFORMATION AND ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

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MANGROVE PARTNERS AND ITS AFFILIATES CURRENTLY HOLD A SUBSTANTIAL AMOUNT OF SHARES OF COMMON STOCK OF CPEX AND MANGROVE PARTNERS IS IN THE BUSINESS OF INVESTING IN AND TRADING SECURITIES. MANGROVE PARTNERS AND ITS AFFILIATES MAY FROM TIME TO TIME SELL ALL OR A PORTION OF SUCH SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. MANGROVE PARTNERS ALSO RESERVES THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO ITS INVESTMENT IN CPEX AS IT MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT, THE BOARD OF DIRECTORS AND OTHER INVESTORS.

NOTHING CONTAINED IN THIS PRESENTATION IS INTENDED TO BE, NOR SHOULD IT BE CONSTRUED OR USED AS, INVESTMENT, TAX, LEGAL OR FINANCIAL ADVICE, AN OPINION OF THE APPROPRIATENESS OF ANY SECURITY OR INVESTMENT, OR AN OFFER, OR THE SOLICITATION OF ANY OFFER, TO BUY OR SELL ANY SECURITY OR INVESTMENT.

MANGROVE PARTNERS IS NOT SOLICITING PROXIES RELATING TO THE MEETING AND NOTES THAT STOCKHOLDERS SHOULD CAST THEIR VOTE "AGAINST" THE TRANSACTION DIRECTLY ON CPEX'S PROXY CARD. DEPENDING ON HOW INVESTORS HOLD THEIR SHARES, VOTES CAN BE SUBMITTED BY PHONE, INTERNET OR BY CHECKING THE "AGAINST" BOXES ON THE PROXY CARD RECEIVED FROM CPEX AND SIGNING, DATING AND RETURNING IT TO THE COMPANY. INVESTORS WITH QUESTIONS OR NEEDING ASSISTANCE IN VOTING SHOULD CALL OKAPI PARTNERS LLC, WHICH IS ASSISTING MANGROVE PARTNERS, TOLL FREE AT 1-877-285-5990.

The Three Key Questions & Our Answers

- Is the merger price fair to CPEX Shareholders?
  - No. The proposed merger is at a meaningful discount to any reasonable metric of fair value
- If it is an unfair price, why is management recommending the merger?
  - Management and the bankers stand to benefit. To stay independent, management would need to believe with certainty that the stock is worth over 80% more per share
- Are there better alternatives?
  - Yes. CPEX can refocus itself on paying dividends from the Testim royalty

Is the merger price fair to CPEX Shareholders?

No. The proposed merger is at a meaningful discount to any reasonable metric of fair value

Inadequate Price: Acquisition Multiple

Only 3.6x 2011E EBIT:

Acquisition Share Price	$ 27.25
Basic shares Outstanding	2.62
Restricted Stock Units	0.04
Options Outstanding	0.33
Diluted Shares Outstanding	2.98
Market Cap at Acquisition	$ 81.3
Estimated Cash at Closing	(22.5)
Options Exercise Proceeds	(4.7)
Non-Core Asset Value (headquarters, etc)	-
Enterprise Value	$ 54.1
CPEX Projected 2011 Operating Income	$ 15.0
EV / Operating Income	3.6 x

Or… 6x EPS ex-Cash:

Acquisition Price	$ 27.25
Minus Estimated Acquisition Date Cash per Share	(7.54)
Minus Cash from Options per Share	(1.58)
Share Price ex-Cash	$ 18.13
Operating Profit	$ 15.0
Minus Taxes at 40%	(6.0)
Net Income	$ 9.0
Diluted Shares Outstanding	3.0
Diluted EPS	$ 3.02
P/E Excluding Cash	6.0 x

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

Inadequate Price: Comparable Transactions

- CPEX at its heart is a royalty company
  - Multiple prior transactions at 2.9x-12.8x royalty revenues
  - Example of a recent transaction: Cypress Biosciences

Cypress Bioscience Transaction Analysis		
Acquisition Price per Share	$	6.50
Restricted Stock Units		0.1
Basic Shares Outstanding		38.6
Shares ex-Options		38.7
Market Cap at Acquisition	$	251.5
Minus Projected Net Cash at Acquisition		(85.0)
Plus Net Cash Paid for Options		2.5
Minus projected value of diagnostics		(5.0)
Minus midpoint CYP-1020 DCF Value		(61.5)
Minus midpoint Staccatto Value		(25.4)
Minus Midpoint Carbetocin		(10.0)
Implied Royalty Value Savella	$	67.0
2011E Royalty	$	23.0
EV / 2011E Royalty Payment		2.9 x
Implied CPEX price at CYPB multiple	**$**	**36.73**

CPEX Pharmaceuticals Transaction Analysis		
Acquisition Share Price	$	27.25
Basic shares Outstanding		2.62
Restricted Stock Units		0.04
Options Outstanding		0.33
Diluted Shares Outstanding		2.98
Market Cap at Acquisition	$	81.3
Minus Estimated Cash at Acquisition		(22.5)
Options Exercise Proceeds		(4.7)
Minus Land and Building		(2.0)
Minus Serenity Value		(1.0)
Minus Note Receivable		(0.3)
Implied Value of Testim Royalty	$	50.8
2011E Royalty	$	27.1
EV / 2011E Royalty Payment		1.9 x

In millions except per share amounts. Source: CPEX proxy and Cypress Bioscience Proxy

Plenty of comparable transactions

- At least a dozen transactions from 1 buyer alone (Royalty Pharma):
  - Humira – sold at 4.8x royalty revenue (2018 patent expiry)
  - Neupogen – sold at 6.0x royalty revenue (2013 patent expiry)
  - Rituxan
  - Thalomid
  - Emtriva / Truvada / Atripla – sold at 5.4x royalty revenue (2021 patent expiry)
  - Rumira
  - Remicade – sold at 4.4x royalty revenue (2018 patent expiry)
  - Prezista
  - Lyrica – sold at 8.1x royalty revenue (2018 patent expiry)
  - Letairis
  - RotaTeq – sold at 12.8x royalty revenue (2019 patent expiry)
  - Viviant / Aprela
- Why didn't RBC's fairness opinion include a comparable transaction analysis?
  - **Because the merger price would appear to be too low**

Source: Royalty Pharma press releases and presentations

Inadequate Price: Comparable Companies

- Only one other traded pharma royalty company (PDL Biosciences), but poor comparable due to short patent and challenges to patents
  - Can also use Oil & Gas Royalty Trusts
- Why didn't RBC's fairness opinion include publicly traded comps?
  - **Because the merger price would appear to be too low**

	Enterprise Value	2011E Royalty	EV / Royalty	Estimated End of Life	Dividend Yield	Notes
CPEX at Acquisition Price	$ 54	27	2.0 x	2024		End life is patent expiration
PDL Biopharma	$ 963	375	2.6 x	2014		Bloomberg consensus revenue; dividend adjusted
Implied CPEX Value at PDL Multiple				$ 32.46		
BP Prudhoe Trust	$ 2,429	204	11.9 x	2023	8.5%	End date per 10-K
MV Oil	450	44	10.2 x	2026	7.3%	Contractual end date
San Juan Basin Royalty	1,153	85	13.6 x	2024	6.7%	End date based on R/P of 14 in last 10-K
Hugoton Royalty Trust	859	66	13.0 x	2024	6.7%	End date based on R/P of 14 in last 10-K
North European Oil Royalty Trust	289	19	15.2 x	2022	7.0%	End date based on R/P of 12 in last 10-K
Average Oil & Gas Trust			12.8 x		7.2%	
Implied CPEX Value / Yield in Trust at average Oil & Gas Multiple*	$ 352			$ 118.08 per share	7.4% Yield	Based on estimated div of $8.75 - see slide 17 * Subtracts estimated tax liability from per share value

In millions except per share amounts. Source: SEC filings, Bloomberg estimates, and Mangrove estimates

Inadequate Price: Available Financing

- There is a negative premium being offered to shareholders relative to the cash and debt financing available to CPEX:

Debt Financing Available per Proxy	$ 64.0
Estimated 3/31/2011 Cash	22.5
Options Proceeds	4.7
Total Available Cash & Debt Financing	$ 91.2
Diluted Shares	2.98
Cash/Debt Available per Diluted Share	$ 30.56
Merger Consideration Offered	$ 27.25
Implied Value of Other Assets (per share)	$ (3.31)
Implied value of Other Assets ($ millions)	$ (9.9)

- Why should shareholders sell at a negative implied value for the company's residual assets?

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

Inadequate Price: Acquirer Stock Reaction

- Footstar (FTAR) spiked over 100% after announcing the acquisition of CPEX
  - Implication is that they bought CPEX very cheaply
  - Few/no synergies for financial buyer so value creation came from low price paid and not strategic reasons



FTAR Stock Price
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$-
12/1/2010
12/6/2010
12/11/2010
12/16/2010
12/21/2010
12/26/2010
12/31/2010
1/5/2011
1/10/2011
1/15/2011
1/20/2011
1/25/2011
1/30/2011
2/4/2011
2/9/2011

FTAR current price	$ 0.90
FTAR price prior to deal	$ 0.40
Value created per share from deal	$ 0.50
FTAR shares outstanding	24.2
Total value created for FTAR	12.1
FTAR basis in CPEX	2.4
Total value of Testim participation	14.5
Basis	2.4
Return	501%
FTAR Value Created	12.1
% Owned	80.5%
100% Value Created	15.0
Diluted Shares of CPEX	2.98
Per Share of CPEX	$ 5.03

In millions except per share amounts. Source: CPEX proxy and SEC filings

Inadequate Price: Sum of Parts Valuation

- We believe that a DCF sum of the parts valuation results in a meaningfully higher value for CPEX
  - We have used RBC's methodology and have been unable to replicate their results. **We get *much* higher values**
  - Believe RBC gamed their methodology through gimmicks such as a high discount rate on inflows and low rate on outflows

Sum of Parts Valuation - Single Discount Rate	
Testim & G&A at 17.5% Discount Rate	$ 81.6
Estimated 12/31/2010 Cash	20.0
Cash From Options Proceeds	4.7
Sale of Land and Building	2.0
Serenity Rights Sale	1.0
Note Receivable (book value)	0.3
Total Value of Stock	$ 109.6
Diluted Shares Outstanding	2.98
Value per Share	$ 36.72

Sum of Parts Valuation Separate Discount Rates	
Testim at 17.5% Discount Rate	$ 98.5
G&A at 7.5% Discount Rate	(27.0)
Total Firm Value	71.5
Estimated 12/31/2010 Cash	20.0
Cash From Options Proceeds	4.7
Sale of Land and Building	2.0
Serenity Rights Sale	1.0
Note Receivable (book value)	0.3
Total Value of Stock	$ 99.5
Diluted Shares Outstanding	2.98
Value per Share	$ 33.34

Effect of Separate Discount Rates	
Firm Value with single disount rate	$ 81.6
Firm Value with multiple discount rates	71.5
Difference in Firm Values	10.1
Diluted Shares Outstanding	2.98
Difference per Share	$ 3.38

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

If it is an unfair price, why is management recommending the merger?

Management and the bankers stand to benefit. To stay independent, management would need to believe the shares are worth over $49.72

Deal: Management Compensation

- We believe that management was conflicted due to their high change of control payments
  - Management is receiving more than 10% of the equity value in change of control payments alone (roughly $2.80 per basic share outstanding)
  - Difficult to see scenario delivering more certainty and value for management… but not difficult to see better scenario for shareholders

	Change of Control Payment	Shares of Stock on Which Upside	Implied Additional Consideratiom Needed for Standalone Plan	Implied Total Consideration Needed for Standalone Plan
John Sedor	$3,094,940	166,722	$18.56	$45.81
Bob Hebert	$1,286,614	73,183	$17.58	$44.83
Lance Berman	$1,956,326	62,100	$31.50	$58.75
Nils Bergenhem	$986,170	23,893	$41.27	$68.52
Total	$7,324,050	325,898	$22.47	$49.72

- In order to reject the deal, management would need to believe a standalone plan is worth more than $49.72 per share
  - Also need to risk adjust this so likely management needs to believe an even higher value than $49.72 per share for there to be a better alternative for them

In millions except per share amounts. Source: CPEX proxy

Deal: Fairness Opinion

- The fairness opinion lacked key areas of analysis including comparable transactions and comparable traded companies
- We believe that there were serious errors in RBC's analysis
  - We are unable to replicate their valuation using their stated methodology and company projections (see Appendix 1)
  - We believe that they failed to use correct cash balance
    - "analysis…included…net cash…as of September 30, 2010" (p.34) – deal closing seven months later
  - Compare to Cypress Biosciences Proxy:
    - "Projected net cash as of December 31, 2010" (p. 27) – deal closed two weeks later
  - Result of gaming the cash balance: approximately $2/share lower value
- What other gimmicks besides the cash balance and different discount rates were used by RBC in their DCF?
- RBC was conflicted because most of their fees would be paid for a sale, rather than for delivering the best outcome for shareholders
  - "CPEX has agreed to pay RBC…approximately $2.3 million…a significant portion of which is contingent upon consummation of the Merger" (p. 36)

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

Deal: Broken Process / Insular Management

- We are concerned that Management and the Board did not pursue a value maximizing process
- Mangrove Partners left multiple unreturned messages for management in an effort to communicate our proposal that CPEX refocus on dividends
  - Conflicting incentives among management probably focused them on selling CPEX rather than restructuring
- After filing our 13D, we left messages for both John Sedor and Robert Hebert and neither returned our call
  - We believe that management hopes they can freeze out shareholders and force the deal through rather than answer hard questions

Deal: Inadequate Disclosure

- We believe that management has withheld crucial information from the proxy
  - No discussion or analysis of potential milestone payments on Testim:
    - Form 10: "The perpetual license was granted in exchange for *milestone payments and royalties* on sales of Testim"
    - Proxy on Testim: "RBC calculated the estimated net present value of the standalone unlevered, after-tax free cash flows that CPEX was forecasted to generate from such *royalties* during the fourth quarter of calendar year 2010 through the full calendar year 2024"
    - Proxy on Serenity: "With respect to the expected *royalty and milestone payments* from CPEX's product candidate relating to the treatment of nocturia, RBC calculated the estimated net present value of the standalone unlevered, after-tax free cash flows that CPEX was forecasted to generate"
  - No discussion of other assets at CPEX
    - Land & building (believed to be luxury estate once owned by Dennis Kozlowski)
    - Note receivable, other PP&E, etc.
  - No discussion of threats to Testim royalty from either patent challenges or new competition
    - Key variable to value of Testim royalty stream is sustainability through patented life (2024). Difficult for shareholders to evaluate with no disclosure/analysis from management

Are there better alternatives?

Yes. CPEX can refocus itself on paying dividends from the Testim royalty

Alternative: Royalty Trust

- We believe that CPEX may be able to spin-off its royalty stream into a standalone royalty trust
  - Believe that the company has financial resources to pay any tax on spinoff and that dividend could be $8-9 per share in first year

Acquisition Price per Share	$ 27.25
Diluted Shares Outstanding	3.0
Market Cap at Acquisition	$ 81.3
Minus Estimated Cash at Closing	(22.5)
Minus Options Proceeds	(4.7)
Implied Value Testim Royalty	$ 54.1
Tax Rate	40%
Taxes Due on Spinoff to Royalty Trust	$ 21.6
Estimated cash at 12/31/2010	$ 20.0
Estimated cash build in H1 2011	5.0
Cash from Options Proceeds	4.7
Sale of Land and Building	2.0
Funds for taxes & restructuring	$ 31.7

2011 Projected Revenue	$ 27.1
Royalty Trust Expenses	(1.0)
Funds Available for Distribution	26.1
Diluted Shares Outstanding	2.98
Dividend per Share	$ 8.75

Dividend per Share	Dividend Yield 10.0%	12.5%	15.0%	17.5%	20.0%	22.5%	25.0%
$7.50	$75.00	$60.00	$50.00	$42.86	$37.50	$33.33	$30.00
$7.75	$77.50	$62.00	$51.67	$44.29	$38.75	$34.44	$31.00
$8.00	$80.00	$64.00	$53.33	$45.71	$40.00	$35.56	$32.00
$8.25	$82.50	$66.00	$55.00	$47.14	$41.25	$36.67	$33.00
$8.50	$85.00	$68.00	$56.67	$48.57	$42.50	$37.78	$34.00
$8.75	$87.50	$70.00	$58.33	$50.00	$43.75	$38.89	$35.00
$9.00	$90.00	$72.00	$60.00	$51.43	$45.00	$40.00	$36.00
$9.25	$92.50	$74.00	$61.67	$52.86	$46.25	$41.11	$37.00
$9.50	$95.00	$76.00	$63.33	$54.29	$47.50	$42.22	$38.00

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

Alternative: Dividend Vehicle

- If Royalty Trust structure is not feasible, we believe that more value comes from reorienting CPEX towards dividend payments than from the merger
  - Can pay initial special dividend of up to $10 per share and ongoing dividend thereafter of $4-5 per share
  - Unlikely to produce value below offer price (only in shaded area)

2011 Projected Revenue	$ 27.1
General & Administrative Expenses	(5.0)
Pre-Tax Profit	$ 22.1
Taxes at 40%	(8.8)
Net Income	$ 13.3
Diluted Shares Outstanding	2.98
Earnings per share - potential dividend	$ 4.45
Estimated cash at 12/31/2010	$ 20.0
Estimated cash build in H1 2011	5.0
Cash from Options Proceeds	4.7
Sale of Land and Building	2.0
Funds available for special dividend	$ 31.7
Diluted Shares Outstanding	2.98
Special Dividend per Share (up to)	$ 10.62

		Dividend Yield						
		10.0%	12.5%	15.0%	17.5%	20.0%	22.5%	25.0%
Dividend per Share	$3.50	$ 43.50	$ 36.50	$ 31.83	$ 28.50	$ 26.00	$ 24.06	$ 22.50
	$3.75	$ 46.00	$ 38.50	$ 33.50	$ 29.93	$ 27.25	$ 25.17	$ 23.50
	$4.00	$ 48.50	$ 40.50	$ 35.17	$ 31.36	$ 28.50	$ 26.28	$ 24.50
	$4.25	$ 51.00	$ 42.50	$ 36.83	$ 32.79	$ 29.75	$ 27.39	$ 25.50
	$4.50	$ 53.50	$ 44.50	$ 38.50	$ 34.21	$ 31.00	$ 28.50	$ 26.50
	$4.75	$ 56.00	$ 46.50	$ 40.17	$ 35.64	$ 32.25	$ 29.61	$ 27.50
	$5.00	$ 58.50	$ 48.50	$ 41.83	$ 37.07	$ 33.50	$ 30.72	$ 28.50
	$5.25	$ 61.00	$ 50.50	$ 43.50	$ 38.50	$ 34.75	$ 31.83	$ 29.50
	$5.50	$ 63.50	$ 52.50	$ 45.17	$ 39.93	$ 36.00	$ 32.94	$ 30.50

Note: Values based on initial $8.50 per share special dividend

In millions except per share amounts. Source: CPEX proxy and Mangrove estimates

Next Steps and Conclusion

What will Mangrove Partners do about it?

- We will vote against the deal
- We will explain why we are "voting no"
  - We do not currently intend to form any groups to vote, hold, or trade CPEX stock or solicit proxies
  - CPEX needs proactive "yes" vote from more than 50% of shares to see merger go through
- We have hired advisors to help us
  - Okapi Partners advising us on communicating our views
  - Morrison & Foerster LLP advising on corporate/M&A and securities matters
- We are reserving our appraisal rights and may choose to exercise them

Conclusion: Wrong deal for shareholders

- Price offered by buyer is insufficient
  - Low multiple, below cash, buyer already generated 500% return on announcement of investment
- Management and bankers conflicted
  - Management highly incentivized to sell CPEX to get change of control payments
  - Bankers used multiple gimmicks in their fairness opinion to justify the deal in order to get their success fees
  - Process disorganized / poorly executed
- Better alternatives available
  - Royalty trust
  - Dividend focused company

Appendix

Additional Information and Analysis

Cannot Replicate RBC DCF Analysis

- We are unable to replicate RBC's DCF analysis and believe they must be including large negative values for either Nocturia or Other Cash Flow Items

		Company Forecasts			Mangrove Extrapolation from Company Fortecast Description										
		2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Testim Sales		27.1	29.8	31.3	31.9	32.6	33.2	31.6	30.0	28.5	27.1	25.7	24.4	23.2	22.0
Taxes at 40%		(10.8)	(11.9)	(12.5)	(12.8)	(13.0)	(13.3)	(12.6)	(12.0)	(11.4)	(10.8)	(10.3)	(9.8)	(9.3)	(8.8)
Cash Flow from Testim		16.3	17.9	18.8	19.2	19.5	19.9	18.9	18.0	17.1	16.2	15.4	14.7	13.9	13.2
Discount Factor at	17.5%	92%	79%	67%	57%	48%	41%	35%	30%	25%	22%	18%	16%	13%	11%
Corporate G&A		(6.1)	(4.5)	(4.6)	(4.7)	(4.8)	(4.9)	(5.0)	(5.1)	(5.2)	(5.3)	(5.4)	(5.5)	(5.6)	(5.7)
Tax Savings at	40%	2.4	1.8	1.8	1.9	1.9	2.0	2.0	2.0	2.1	2.1	2.2	2.2	2.2	2.3
Corporate Cash Flow		(3.7)	(2.7)	(2.8)	(2.8)	(2.9)	(2.9)	(3.0)	(3.0)	(3.1)	(3.2)	(3.2)	(3.3)	(3.4)	(3.4)
Discount Factor at	7.5%	96%	90%	83%	78%	72%	67%	62%	58%	54%	50%	47%	44%	40%	38%

Value of Testim	98.5
Value of Corporate G&A	(27.0)
Total Firm Value	71.5
Estimated 12/31/2010 Cash	20.0
Cash From Options Proceeds	4.7
Sale of Land and Building	2.0
Serenity Rights Sale	1.0
Note Receivable (book value)	0.3
Total Value of Stock	99.5
Diluted Shares Outstanding	2.98
Value per Share	$ 33.34

Sensitivity To Various Discount Rates

		Discount Rate on Testim					
		15%	16%	17%	18%	19%	20%
Discount Rate on G&A	5%	$ 35.35	$ 33.91	$ 32.57	$ 31.32	$ 30.15	$ 29.05
	6%	$ 35.95	$ 34.51	$ 33.17	$ 31.92	$ 30.75	$ 29.65
	7%	$ 36.50	$ 35.06	$ 33.72	$ 32.47	$ 31.30	$ 30.20
	8%	$ 37.00	$ 35.56	$ 34.22	$ 32.97	$ 31.80	$ 30.70
	9%	$ 37.46	$ 36.02	$ 34.68	$ 33.43	$ 32.26	$ 31.16
	10%	$ 37.88	$ 36.44	$ 35.10	$ 33.85	$ 32.68	$ 31.58

Note: Discount factor uses mid-year convention to reflect avg money flows at 6/30
($ in millions except per share amounts). Source: Company proxy & Mangrove Estimates

Valuation Using Single Discount Rate

- Using a more appropriate single discount rate for the entire company results in higher values. What other gimmicks did RBC employ?

	Company Forecasts			Mangrove Extrapolation from Company Fortecast Description										
	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Testim Sales	27.1	29.8	31.3	31.9	32.6	33.2	31.6	30.0	28.5	27.1	25.7	24.4	23.2	22.0
% Increase		9.9%	5.0%	2.0%	2.0%	2.0%	-5.0%	-5.0%	-5.0%	-5.0%	-5.0%	-5.0%	-5.0%	-5.0%
General & Administrative	6.1	4.5	4.6	4.7	4.8	4.9	5.0	5.1	5.2	5.3	5.4	5.5	5.6	5.7
% Increase		-26.2%	2.2%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Pre-Tax Profit	21.0	25.3	26.7	27.2	27.8	28.3	26.6	24.9	23.3	21.8	20.3	18.9	17.6	16.3
Taxes at 40%	(8.4)	(10.1)	(10.7)	(10.9)	(11.1)	(11.3)	(10.6)	(10.0)	(9.3)	(8.7)	(8.1)	(7.6)	(7.0)	(6.5)
Free Cash Flow	12.6	15.2	16.0	16.3	16.7	17.0	15.9	14.9	14.0	13.1	12.2	11.4	10.6	9.8
Discount Factor at 17.5%	92%	79%	67%	57%	48%	41%	35%	30%	25%	22%	18%	16%	13%	11%

Total Firm Value	$ 81.6
Estimated 12/31/2010 Cash	20.0
Cash From Options Proceeds	4.7
Sale of Land and Building	2.0
Serenity Rights Sale	1.0
Note Receivable (book value)	0.3
Total Value of Equity	$ 109.6
Diluted Shares Outstanding	2.98
Value per Share	$ 36.72

Sensitivity Analysis

Testim Decline Rate after 2016	Discount Rate 5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
0.0%	$ 64.17	$ 56.70	$ 50.72	$ 45.87	$ 41.90	$ 38.62	$ 35.87
-1.0%	$ 62.80	$ 55.64	$ 49.90	$ 45.22	$ 41.39	$ 38.21	$ 35.55
-2.0%	$ 61.49	$ 54.63	$ 49.10	$ 44.60	$ 40.90	$ 37.81	$ 35.23
-3.0%	$ 60.24	$ 53.66	$ 48.34	$ 44.00	$ 40.42	$ 37.44	$ 34.92
-4.0%	$ 59.04	$ 52.73	$ 47.62	$ 43.43	$ 39.97	$ 37.07	$ 34.63
-5.0%	$ 57.90	$ 51.84	$ 46.92	$ 42.88	$ 39.53	$ 36.72	$ 34.35
-6.0%	$ 56.80	$ 50.99	$ 46.25	$ 42.35	$ 39.11	$ 36.38	$ 34.08
-7.0%	$ 55.75	$ 50.17	$ 45.61	$ 41.85	$ 38.70	$ 36.06	$ 33.81
-8.0%	$ 54.75	$ 49.39	$ 45.00	$ 41.36	$ 38.32	$ 35.75	$ 33.56

Note: Discount factor uses mid-year convention to reflect avg money flows at 6/30
($ in millions except per share amounts). Source: Company proxy & Mangrove Estimates